Exhibit (g)(7)

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement ("Agreement") dated and effective as of October 11, 2013, is by and between State Street Bank and Trust Company (the "Sub-Administrator") and Fidelity Service Company, Inc., a Massachusetts corporation (the "Administrator").

WHEREAS, each of the investment companies or series thereof (each, a "Fund" and collectively, the "Funds") listed on Appendix "A" hereto is or will be registered with the U.S. Securities and Exchange Commission ("SEC") by means of a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, each Fund has retained the Administrator to furnish administrative services to it; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to each of the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

The Funds currently consist of the investment companies and their respective classes of shares as listed in Appendix "A" to this Agreement. In the event that the Administrator furnishes administrative services to one or more additional Funds with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator under this Agreement, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds.

2. DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a. Each Fund's Declaration of Trust and By-laws;

b. To the extent that Sub-Administrator is providing compliance services pursuant to Schedule A-2, each Fund's currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information ("SAI") relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c. Copies of the resolutions of the Boards of Trustees of the Funds (each, a "Board") certified by the Fund's Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of a Fund to designate the individuals ("Authorized Persons") authorized to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d. A copy of the investment advisory agreement between each Fund and its investment adviser; and

e. Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties, subject to the consent of the Administrator which shall not be unreasonably withheld, provided however, that if the Administrator's refusal to provide such certificates, documents or opinions renders the Sub-Administrator, in its reasonable opinion, unable to perform its duties, the Sub-Administrator shall not be liable for its failure to perform such duties.

3. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d. No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator's ability to perform its duties and obligations under this Agreement; and

e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a. It is a corporation, duly organized, existing and in good standing under the laws of its state of formation;

b. It has the requisite power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d. Each Fund is an investment company registered with the SEC under the 1940 Act;

e. With respect to each Fund, the Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. To the extent applicable, the Administrator also warrants to the Sub-Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Funds offer or sell their shares have been made;

f. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

h. As of the close of business on the date of this Agreement, each Fund is authorized to issue unlimited shares of beneficial interest.

5. FUND ACCOUNTING AND FUND ADMINISTRATION SERVICES

The Sub-Administrator shall provide the fund accounting and fund administration services listed on Schedules A-1 and A-2, respectively, attached hereto, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by each Fund's independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees, including the Sub-Administrator's reasonable out-of-pocket expenses, as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule (the "Fee Schedule") approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement as set forth in the Fee Schedule. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator's behalf at the Administrator's request or with the Administrator's prior consent.

The Administrator will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. The Sub-Administrator will bear all expenses that are incurred in its own operations. For the avoidance of doubt, expenses to be borne by the Administrator or Funds, as the case may be, include but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by each Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to the Administrator's or the Funds' operation, as applicable; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees, and the costs of printing (including typesetting and page changes), distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of each Fund; costs of printing (including typesetting, XBRL-tagging and page changes), distribution and mailing, as applicable, of each Fund's Registration Statements and any amendments and supplements thereto; costs of printing, distribution and mailing, as applicable, of each Fund's shareholder reports; cost of filing of each Fund's tax returns and filing on EDGAR of each Fund's regulatory filings (including Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP (if applicable), Form N-14 and Form N-SAR), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used by the Administrator. Notwithstanding the foregoing, the Sub-Administrator shall be liable to the Administrator for all reasonable costs and expenses incurred by the Administrator in connection with any claim by the Administrator against the Sub-Administrator arising from the obligations of the Sub-Administrator hereunder, including, without limitation, all reasonable attorneys' fees and expenses incurred by the Administrator in asserting any such claim, and all expenses incurred by the Administrator in connection with any investigations, lawsuits or proceedings relating to such claim; provided that, the Administrator has recovered from the Sub-Administrator for such claim.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement, and the Sub-Administrator may delegate its duties hereunder to any affiliate, affiliated joint venture or wholly-owned direct or indirect subsidiary of its parent company; provided, however, that the compensation of any such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7. INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to an Authorized Person for instructions and may consult with the independent accountants for a Fund with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, except to the extent the Sub-Administrator is required by law to obtain such instructions. The Sub-Administrator shall act in accordance with all such instructions, unless the Sub-Administrator reasonably believes that to do so would violate applicable law or the other terms of this Agreement. The Sub-Administrator shall promptly provide written notice to the Administrator of its intention to not act on any instructions.

8. STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall exercise reasonable care, prudence and diligence (the "Standard of Care") in carrying out all of its duties and obligations under this Agreement, and shall be liable to the Administrator for all losses, damages and expenses suffered or incurred by the Funds or the Administrator resulting from the failure of the Sub-Administrator to exercise the Standard of Care. The Sub-Administrator shall be entitled to receive and act upon advice of counsel on all matters. The Sub-Administrator shall be without liability for any action reasonably taken or omitted in good faith pursuant to the advice of (i) counsel for the applicable Fund or Funds; (ii) counsel for the Administrator; or (iii) at the expense of the Sub-Administrator, such other counsel as the Administrator and the Sub-Administrator may agree upon; provided however, with respect to the performance of any action or omission of any action upon such advice, the Sub-Administrator shall be required to conform to the Standard of Care. For the avoidance of doubt, it is hereby specifically understood and agreed that nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such advice of counsel or to act in accordance with such advice when received.

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.

The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Funds or the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator's duties hereunder in reliance upon records that were maintained for the Funds by entities other than the Sub-Administrator prior to the Sub-Administrator's appointment as sub-administrator for the Funds. Unless directly caused by or resulting from, and then only to the extent of, the failure of the Sub-Administrator to exercise the Standard of Care, the Sub-Administrator shall have no liability for errors of judgment or for any loss or damage resulting from the performance or nonperformance of its duties hereunder.

Neither the Administrator nor the Sub-Administrator shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys' fees) arising in connection with this Agreement even if advised of the possibility of such damages. In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the Administrator under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator including, but not limited to, any liability relating to qualification of any Fund as a regulated investment company or any liability relating to the Administrator's or any Fund's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Subject to the limitations set forth in this Agreement, the Administrator agrees to indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of the Sub-Administrator acting upon any instructions reasonably believed by it to have been communicated by an Authorized Person or upon reasonable reliance on information or records given or made by the Fund or the Administrator, provided that this indemnification shall not apply to losses, damages and expenses occasioned by or resulting from the negligence, misfeasance or misconduct of the Sub-Administrator, its officers, employees or agents as the case may be.

The provisions of this Section 8 shall survive the termination of this Agreement.

9. CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all Confidential Information provided by each party to the other party regarding its business and operations. For purposes of this Agreement, "Confidential Information" shall mean any confidential or proprietary information, whether disclosed orally, visually or in writing, by way of any media, of a party to this Agreement or any Fund; any customer of a party to this Agreement or any Fund; or any third party which has disclosed such information to a party on a confidential basis, including but not limited to, a party's, the Funds', their respective customers' or such third party's business or financial affairs, trade secrets, intellectual property, technology, research and development, pricing, product plans, marketing plans or the terms or existence of this Agreement. All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency (provided that, unless prohibited by law or regulation, promptly on receipt of any order compelling such disclosure, the disclosing party shall notify the non-disclosing party in writing of such requirement to disclose so that the non-disclosing party will have the opportunity to obtain a protective order), or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party's employees, contractors, agents, professional advisors, auditors or persons performing similar functions who need to know such information in connection with the performance of such functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The Sub-Administrator acknowledges that the Administrator and the Funds are subject to certain laws and regulations regarding the privacy and protection of consumer and/or personal information, and that any receipt or use of any personally identifiable information or data concerning or relating to the Administrator's or Funds' employees, customers or prospective customers that the Sub-Administrator obtains, directly or indirectly, from the Administrator or the Funds or that the Sub-Administrator collects or derives from interactions with the Administrator or the Funds or their employees, customers or prospective customers in connection this Agreement ("Personal Information") by the Sub-Administrator or its personnel may also be subject to compliance with such laws and regulations. The Sub-Administrator has implemented a comprehensive information security program that has appropriate security measures to safeguard Personal Information if the Sub-Administrator receives, stores, maintains, processes or otherwise has access to Personal Information. The Sub-Administrator's information security program is consistent with all applicable laws, rules and regulations, including without limitation the "Standards for the Protection of Personal Information of Residents of the Commonwealth" as issued by the Massachusetts Office of Consumer Affairs and Business Regulation Standards. The Sub-Administrator agrees, and will cause its personnel to agree, that Personal Information shall be treated as Confidential Information hereunder.

The parties agree that disclosure of Confidential Information (including Personal Information) by the Sub-Administrator will cause irreparable damage to the Administrator and the Funds and, therefore, in addition to all other remedies available at law or in equity, the Administrator shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys' fees and expenses) incurred in connection with such unauthorized use. The Sub-Administrator shall be liable under this Agreement to the Administrator for any use or disclosure in violation of this section by its or its affiliates' personnel, agents, subcontractors, attorneys, accountants, and other advisors.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement. The Sub-Administrator shall, upon termination or expiration of this Agreement, or at any time on demand by the Administrator, promptly return to the Administrator all Confidential Information together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files.

10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for each Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for each Fund pursuant to regulatory requirements, including Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by such regulatory requirements unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form in useable format mutually agreed to by the Administrator and the Sub-Administrator, at the option of the Sub-Administrator. The Sub-Administrator shall provide the Administrator with copies of periodic SSAE 16 reports that include a review of the Sub-Administrator's operations that relate to the services provided hereunder.

11. SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or a Fund in any way or otherwise be deemed an agent of the Administrator or a Fund.

12. EFFECTIVE PERIOD AND TERMINATION

A. This Agreement shall remain in full force and effect for a period of three (3) years from the date on which the initial Fund or Funds commence operations (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a "Renewal Term") unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

B. During the Initial Term and thereafter, the Sub-Administrator may, at its discretion, terminate this Agreement for cause by providing not less than sixty (60) days prior written notice to the Administrator upon the occurrence of any of the following termination events:

(a) the Administrator's material breach of a material provision of this Agreement that the Administrator has either (i) failed to cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days' written notice of such breach;

(b) the Administrator has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

(c) the Administrator has been found to have violated federal or state law in an administrative or regulatory proceeding; provided that such violation involves unethical conduct;

(d) the Administrator has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(e) in the event of the appointment of a conservator or receiver for the Administrator or upon the happening of a like event to the Administrator at the direction of an appropriate agency or court of competent jurisdiction; or

(f) the Administrator (i) transfers fifty percent (50%) or more of any class of its voting securities, (ii) transfers all, or substantially all, of its assets to a non-affiliate, or (iii) attempts to assign this Agreement in violation of Section 15 of this Agreement.

Upon termination of this Agreement pursuant to this Section 12.B., the Administrator shall pay the Sub-Administrator its compensation due and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as set forth in the Fee Schedule.

C. During the Initial Term and thereafter, the Administrator may, at its discretion, terminate this Agreement for cause by providing not less than sixty (60) days prior written notice to the Sub-Administrator upon the occurrence of any of the following termination events:

(a) the Sub-Administrator's material breach of a material provision of this Agreement that the Sub-Administrator has either (i) failed or cure or (ii) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days' written notice of such breach;

(b) the Sub-Administrator has been convicted, pled guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of administration services, fund accounting services and/or custody services to any client;

(c) Sub-Administrator has been found to have violated federal or state law in any administrative or regulatory proceeding; provided such violation (i) involves unethical behavior and (ii) relates to the provision of administration services, fund accounting services and/or custody services to any client;

(d) the Sub-Administrator has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(e) in the event of the appointment of a conservator or receiver for the Sub-Administrator or upon the happening of a like event to the Sub-Administrator at the direction of an appropriate agency or court of competent jurisdiction;

(f) the Sub-Administrator (i) transfers fifty percent (50%) or more of any class of its voting securities, (ii) transfers all, or substantially all, of its assets to a non-affiliate, or (iii) attempts to assign this Agreement in violation of Section 15 of this Agreement; and

(g) in the Administrator's reasonable opinion, the Sub-Administrator has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to Section 16 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that the Administrator reasonably believes that the Sub-Administrator has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Administrator may, in its discretion, submit a written deficiency notice to the Sub-Administrator outlining the performance deficiencies ("Deficiency Notice"). Such Deficiency Notice must be provided to the Sub-Administrator within twenty (20) days of the end of such quarter or other period of measurement, as the case may be. After receipt of such notice, the Sub-Administrator shall present the Administrator with a written plan to address the deficiencies set forth in the Deficiency Notice (the "Plan"). Such Plan must be provided to the Administrator within thirty (30) days after receipt of the Deficiency Notice. If the Sub-Administrator fails to submit a Plan within such thirty (30) day period, the Administrator may terminate the Agreement upon sixty (60) days written notice to the Sub-Administrator. The Administrator, in its discretion, may accept the Plan or reject the Plan ("Rejection Notice"). Such Rejection Notice must be submitted to the Sub-Administrator within fifteen (15) days after submission of the Plan. If, within such fifteen (15) day period, the Administrator fails to provide a Rejection Notice, it shall be presumed that Administrator accepted the Plan. In the event the Administrator submits a Rejection Notice, the Sub-Administrator shall submit a revised plan ("Revised Plan") to the Administrator. Such Revised Plan must be provided to the Administrator within thirty (30) after provision of the Rejection Notice. If the Sub-Administrator fails to submit a Revised Plan within such thirty (30) day period, the Administrator may terminate the Agreement upon sixty (60) days written notice to the Sub-Administrator. The Administrator, in its sole discretion, may accept the Revised Plan or reject the Revised Plan ("Denial Notice"). Any Denial Notice must be submitted to the Sub-Administrator within fifteen (15) days after provision of the Revised Plan. If the Administrator fails to provide a Denial Notice within such fifteen (15) day period, it shall be presumed that the Administrator accepted the Revised Plan. If the Administrator provides a Denial Notice to the Sub-Administrator, the Administrator may, in its sole discretion, terminate this Agreement upon sixty (60) days written notice to the Sub-Administrator. Such termination notice must be submitted to the Sub-Administrator within sixty (60) days after provision of the Denial Notice.

Upon termination of this Agreement pursuant to sub-sections (a) through (g) of this Section 12.C., the Administrator shall pay the Sub-Administrator its compensation due and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as set forth in the Fee Schedule.

In the event of: (i) the Administrator's termination of this Agreement with respect to itself or any Fund(s) for any reason other than as set forth in sub-sections (a) through (g) of this Section 12.C., or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Administrator or a Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Sub-Administrator with respect to the Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as set forth in the Fee Schedule. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Fund and distribution of the Fund's assets as a result of the Board's determination in its reasonable business judgment that the such Fund is no longer viable, (b) a merger of a Fund into, or the consolidation of a Fund with, another entity, (c) the sale by a Fund of all, or substantially all, of the Fund's assets to another entity, in each of (b) and (c) where the Sub-Administrator is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement. Furthermore, if the Administrator decides to perform the services contemplated by this Agreement itself, the Administrator may terminate this Agreement with ninety (90) days' written notice at any time after thirty (30) months after the effective date of this Agreement without obligation to make the payment required pursuant to this paragraph other than its compensation due through the date of termination and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as set forth in the Fee Schedule.

D. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

E. Should the Agreement be terminated by either party for any reason and if requested by the Administrator, the Sub-Administrator agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to the Administrator or to an alternative service provider designated by the Administrator so that, to the extent feasible, the services are maintained without interruption. Administrator shall reimburse Sub-Administrator for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Sub-Administrator in the transition.

13. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator:

Fidelity Service Company, Inc. (FPCMS)

Attn: Christine Reynolds

One Spartan Way, TS1P

Merrimack, NH 03054

With a copy to:

Fidelity Treasurer's Office

Attn: Adrien Deberghes

245 Summer St., V10F

Boston, MA 02210

If to the Sub-Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile: 617-662-2702

14. AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15. Assignment

Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

16. PERFORMANCE GOALS

The Administrator and the Sub-Administrator may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement.  The parties agree that such document(s) (hereinafter referred to as "Service Level Document(s)") reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies, except as otherwise provided in this Section 16 and in Section 12.C(g) above.  It is the intention of the parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties to resolve the failure pursuant to the consultation procedure described below.  Nothing in this Section 16 shall modify a party's applicable standard of care under this Agreement.

If a party to this Agreement is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either party to this Agreement shall address any concerns it may have by requiring a consultation with the other party.  The purpose of the consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document.  If a consultation occurs pursuant to this Section 16, the parties must negotiate in good faith to endeavor to:

(a) implement changes which will enable the Service Level Document provisions to be more regularly met;

(b) agree to alternative Service Level Document provisions which meet the party's respective business requirements; or

(c) otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

17. THIRD PARTY BENEFICIARIES

Except as specifically provided herein, nothing under this Agreement shall be construed to give any rights or benefits under this Agreement to anyone other than the Sub-Administrator and the Administrator, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Sub-Administrator and the Administrator. Notwithstanding the foregoing, the parties agree that the Funds shall be third party beneficiaries under this Agreement and may enforce the Administrator's rights hereunder; provided, however, that the Funds may enforce such rights only to the same extent as the Administrator and only in the event that the Administrator fails to enforce them and such failure affects the Funds. In the event that the Funds exercise their rights as third party beneficiaries under this Agreement, the Sub-Administrator shall have the same defenses with respect to the Funds as it would have under this Agreement with respect to the Administrator.

Should the Funds exercise their rights as third party beneficiaries under this Agreement, notice is hereby given to Sub-Administrator that this Agreement is not executed on behalf of the trustees of any Fund as individuals, and the obligations of this Agreement are not binding upon any of the trustees, officers, shareholders or partners of any Fund individually, but are binding only upon the assets and property of each Fund's respective portfolios. The Sub-Administrator hereby agrees that no shareholder, trustee, officer or partner of any Fund may be held personally liable or responsible for any obligations of any Fund arising out of this agreement. A copy of the declaration of trust or other organizational document of each Fund is on file with the secretary of the state of the Fund's formation.

18. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

19. Business Continuity

The Sub-Administrator (i) has in place a business continuity/disaster recovery plan ("BCP") and facilities which, in the event of a disaster affecting the Sub-Administrator, will be sufficient to enable the Sub-Administrator to resume and continue to perform its obligations under this Agreement without undue delay or disruption; (ii) shall test its BCP at least annually and shall, upon request, provide the Administrator with a BCP summary that Sub-Administrator successfully conducted a test of its BCP (such BCP summary shall include the scope and date(s) of the test(s)); and (iii) shall, upon request, allow the Administrator to review the Sub-Administrator's BCP summary and the results related to the services stated herein of the Sub-Administrator's tests of its BCP conducted with the then most recent three (3) years during which the Sub-Administrator has been providing services hereunder.

20. Entire Agreement

This Agreement, including its associated schedules and attachments, if any, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

22. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

23. GOVERNING LAW; WAIVER OF JURY TRIAL

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law provisions.

The parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

24. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FIDELITY SERVICE COMPANY, INC.

By: /s/ Christine Reyonlds
Name: Christine Reynolds
Title: President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

ADMINISTRATION AGREEMENT

APPENDIX "A"

Listing of Fund(s)

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF

SUB-ADMINISTRATION AGREEMENT

Schedule A-1

Fund Sub-Accounting Services

Books of Account

The Sub-Administrator in its role as sub-accounting agent for the Funds shall maintain the official books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund's currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Sub-Administrator (each a "governing document"):

i. Record general ledger entries;

ii. Maintain historical tax lots for each security;

iii. Record investment purchases and sales;

iv. Accrue/calculate daily expenses;

v. Accrue/calculate daily income;

vi. Accrue/calculate amortization;

vii. Reconcile daily activity to the trial balance;

viii.Reconcile custody to accounting records;

ix. Calculate net asset value;

x. Prepare account balances; and

xi. Reconcile outstanding shares to transfer agent balances.

Each Fund shall provide timely prior notice to the Sub-Administrator of any modification in the manner in which the calculations set forth above are to be performed as prescribed in any revision to such Fund's governing document and shall supply the Sub-Administrator with certified copies of all amendments and/or supplements to the governing documents in a timely manner.

For purposes of calculating the net asset value of a Fund, the Sub-Administrator shall value each Fund's portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the "Authorized Price Sources") on a Price Source Authorization form, as the same may be amended by mutual written agreement from time to time (the "Price Source Authorization"). The Sub-Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

In addition, as may be requested by the Administrator, the Sub-Administrator shall be responsible for preparing and providing fund data, including but not limited to, daily holdings, basket components, NAV and other data elements deemed reasonably necessary by the Administrator and agreed to by the Sub-Administrator to the third parties listed below and to such additional third parties as the Administrator and Sub-Administrator may mutually agree upon from time to time:

Exchange (i.e. NYSE)

iNAV Agent (i.e. NYSE, IDC)

NSCC

Morningstar

Lipper (Reuters)

Bloomberg

Markit

Delivery of Data

Each Fund shall provide, or shall cause a third party to provide, timely notice to the Sub-Administrator of certain data as a condition to the Sub-Administrator's performance described in "Books of Account" above. The data required to be provided pursuant to this section is set forth below:

Information Required to be Supplied	Responsible Party
Portfolio Trade Authorizations	Administrator
Currency Transactions	Administrator
Cash Transaction Report	State Street Bank and Trust Company, as Custodian
Portfolio Prices	Third Party Vendors/Administrator
Exchange Rates	Third Party Vendors/Administrator
Capital Stock Activity Report	State Street Bank and Trust Company, as Transfer Agent
Dividend/Distribution Schedule	Administrator
Dividend/Distribution Declaration	Administrator
Dividend Reconciliation/Confirmation	State Street Bank and Trust Company, as Transfer Agent
Corporate Actions	Third Party Vendors/State Street Bank and Trust Company, as Custodian
Expense Budget	Administrator
Amortization Policy	Administrator
Accounting Policy/Complex Investments	Administrator
Audit Management Letter	Auditor
Annual Shareholder Letter	Administrator
Annual/Semi-Annual Reports	Administrator

SUB-ADMINISTRATION AGREEMENT

Schedule A-2

Fund Sub-Administration Services

The Sub-Administrator in its role as sub-administrator to each Fund shall:

Fund Administration Treasury Services

a. Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund, including accepting and compiling supporting documents from the Fund (in formats mutually agreed upon) that make up the Fund's semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b. Coordinate the audit of the Fund's financial statements by the Fund's independent accountants, including the preparation of supporting audit workpapers and other schedules;

c. Prepare for the review by designated officer(s) of the Fund the Fund's periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, Form N-CSR, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d. Compose print-ready copy of the Fund's semi-annual and annual shareholder reports and deliver such print-ready copy to the Fund's financial printer for printing and for filing with the SEC;

e. Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

f. Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

g. Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

h. Provide periodic testing of the Fund with respect to compliance with the Internal Revenue Code's mandatory qualification requirements; including, on an as-needed basis, providing data to the Fund's treasurer's office daily 5 days prior to and through quarter end.

Fund Administration Tax Services

i. Prepare annual tax provisions for both excise and income tax purposes, including wash sales and all tax statement disclosures;

j. Prepare the Fund's annual federal, state, and local income tax returns and extension requests for review by the Fund's independent accountants and for review, execution and filing by the Fund's treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

k. Prepare annual shareholder reporting information relating to Form 1099-DIV for financial statement disclosure purposes;

l. Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations and Various State Reporting;

m. Prepare undistributed capital gain estimates on a fiscal year to date and an excise tax period undistributed gain estimate calculations to be delivered (i) in November on an agreed upon date and (ii) periodically upon request by the Administrator and as agreed to by the Sub-Administrator on a fund by fund basis; and

n. Participate in discussions of potential tax issues with the Fund and the Fund's audit firm.

Tax services, as described in "Fund Administration Tax Services" above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.